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December 27, 2011

The Saratoga Advantage Trust (the “Trust”)
1101 Stewart Avenue, Suite 207
Garden City, New York 11530

Re:

Opinion of Counsel Regarding Issuance of Shares
(File Nos. 033-79708, 811-08542)

Dear Ladies and Gentlemen:

We have acted as counsel to the Trust, a business trust organized under the laws of the State of Delaware, in connection with the registration of its shares of beneficial interest (“Shares”) of the James Alpha Global Enhanced Real Return Portfolio and James Alpha Global Real Estate Investments Portfolio (the “Portfolios”) under the Securities Act of 1933, as amended (the “1933 Act”). In such capacity, we have reviewed the Trust’s Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A under the 1933 Act as filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Portfolios and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of resolutions authorizing the issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Trust’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Additional Information—Trust Counsel” in the Statement of Additional Information, forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP